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                                                              Exhibit 99.(d)(ii)

                    Addendum to Management Agreement between
                     Lord Abbett Tax-Free Income Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: OCTOBER 1, 2004 (THE "AGREEMENT")

         Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Tax-Free Income Fund, Inc. (the "Fund"), on behalf of each of its Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, Lord Abbett Washington Tax-Free Income Fund (each, a "Fund"), do hereby agree that the annual management fee rate for each Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.45 of 1% of the first $1 billion of the Fund's average daily net assets; 0.40 of 1% of the next $1 billion of such assets and 0.35 of 1% of such assets in excess of $2 billion.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                    LORD, ABBETT & CO. LLC


                                    BY:  /s/ Paul A. Hilstad
                                         -------------------
                                         Paul A. Hilstad
                                         Member and General Counsel


                                    LORD ABBETT TAX-FREE INCOME FUND, INC.


                                    BY:  /s/ Christina T. Simmons
                                         ------------------------
                                         Christina T. Simmons
                                         Vice President & Assistant Secretary